Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 18, 2008, relating to the financial statements and financial statement schedules of Flagstone Reinsurance Holdings Limited, appearing in the Annual Report on Form 10-K of Flagstone Reinsurance Holdings Limited for the year ended December 31, 2007.

DELOITTE & TOUCHE
Hamilton, Bermuda
September 5, 2008